Exhibit 99.1
Corporate Headquarters
100 Motor Parkway, Suite 160
Hauppauge, NY 11788-5138
Direct Dial: 631-360-9304
Direct Fax: 631-360-9380
brock@bankofsmithtown.net

PRESS RELEASE

    Release Date: May 25, 2007

Contact: Ms. Judith Barber	News Contact: Peter Hamilton
Corporate Secretary	Rubenstein Associates
(work) 212-843-8015
(home) 631-928-8437
(cell) 516-375-6434

SMITHTOWN BANCORP STOCK
ADDED TO SANDLER O’NEILL “FOCUS LIST”

Stock Price Low Due to
Russell Index Rebalancing

Strongly Reiterate “Buy” Rating

Smithtown, NY, May 25, 2007 - Earlier this week, the investment banking firm of Sandler O’Neill & Partners added Smithtown Bancorp shares to its “Focus List” of stocks for which the firm has an exceptionally strong “Buy” rating. Of the 167 financial companies that the firm’s research department follows, only three companies are on this particular list of recommended stocks.

In the report which explained the reasons for the addition, the firm noted that, at the price at the time of $22.35, the shares have “about a 25% potential upside versus our 12-month target price of $28.” The report further explained that “the primary reason for the sell-off is that SMTB is likely to be dropped from the Russell 3000 when it rebalances on May 31, 2007.” During the annual shareholder meeting in late April, the company’s Chairman and CEO, Bradley Rock, told shareholders that these events might transpire during May and June.

Sandler explained in the report that some people “have been shorting/selling the stock in anticipation of the announcement of the Russell additions/deletions. In fact, short interest has soared.” Although some institutional investors, such as Russell index funds, will need to sell shares in June when SMTB is likely to be dropped from the Russell 3000, the Sandler firm noted, “we believe those investors that are short in the stock will also soon look to cover, which should provide substantial downside support. Recall that the same phenomenon occurred in 2005, when SMTB was deleted from the index …. Although nobody can perfectly predict the bottom for a stock, we believe that we are very close to it currently. Moreover, we are convinced that the stock will rebound meaningfully once the rebalancing is complete.”

With regard to the company’s performance, the research report offered the following:

“Performance metrics remain exceptional: Over the past decade, Smithtown has consistently maintained superior levels of profitability and growth. For example, the company’s return on equity for the last 12 months was  about 22%, about double the 11% peer group level.”

Finally, the report concluded: “Shares of SMTB are now trading at 11.5 times our 2008 EPS estimate. This compares to peers, which are trading at 15.2 times 2008 estimated EPS.” For more analytical investors, the report also observed that “the company trades at a PEG [price to earnings growth] ratio of just 44%, or less than a third of peers (at 145%).” Based upon these analytics, the firm opined “… we are also strongly reiterating our BUY rating on shares of Smithtown Bancorp. ”

The company’s subsidiary, Bank of Smithtown, is a 98 year-old community bank which often has been recognized as one of the leading banks in the United States. During the 12 year period from 1995 to 2006, the value of the company’s shares grew by more than 2,543%, or at a compounded annual growth rate of more than 31% per year.

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Forward-Looking Statements

This release and other written materials and statements management may make, may contain forward-looking statements regarding the Company’s prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are sometimes identified by use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project”, or other similar expressions. The Company’s ability to predict results or the actual effects of its plans and strategies is inherently uncertain. Accordingly actual results may differ materially from anticipated results.

Factors that could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to, a change in economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation and regulation; other risk factors disclosed in the Company’s reports filed with the Securities and Exchange Commission; and other economic, competitive, governmental, regulatory, geopolitical and technological factors affecting the Company’s operations, pricing and services.

Investors are cautioned not to place undue reliance on forward-looking statements as a prediction of actual results. Except as required by applicable law or regulation, the Company undertakes no obligation to republish or revise forward-looking statements to reflect events or circumstances after the date the statements were made or to reflect the occurrences of unanticipated results. Investors are advised, however, to consult any further disclosures the Company makes on related subjects in our reports to the Securities and Exchange Commission.